SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

           Date of report (Date of earliest reported): August 22, 2006

                                 Organetix, Inc.
             (Exact Name of Registrant as Specified in Its Charter)

                                    Delaware
                 (State or Other Jurisdiction of Incorporation)

             000-29462                                 73-1556428
     (Commission File Number)               (IRS Employer Identification No.)

             603 - 7th Avenue S.W., Calgary, Alberta, Canada T2P 2T5
               (Address of Principal Executive Offices)(Zip Code)

                                 (403) 261-8888
              (Registrant's Telephone Number, Including Area Code)

Item 5.01. Change of Control.

On August 18, 2006, AMMA Corporation and other shareholders (collectively, "Sellers") of Organetix, Inc. ("Company") entered into a stock purchase agreement with Lusierna Asset Management, as agent for various purchasers ("Stock Purchase Agreement"), whereby the Sellers shall sell 51,546,000 shares of the Company's common stock ("Shares"). The closing of the Stock Purchase Agreement, which is expected to occur no later than December 31, 2006 will result in a change of control. As consideration for the Shares and the assumption of all liabilities of the Company, the Sellers shall receive (i) cash and (ii) an assignment of certain assets of the Company. The Company will not receive any sales proceeds or other consideration in connection with this transaction.

Pursuant to the Stock Purchase Agreement, prior to closing, Mr. Brad Clarke shall appoint a representative of the Purchasers to serve as an additional director and an officer of the Company. Immediately after such appointments, Mr. Clarke and Mr. Robert Howell shall respectively resign from the Company's board of directors and as officers of the Company. During the period between signing and closing, the representative of the Purchasers will review various ways of increasing shareholders' value including possible acquisitions and/or restructurings.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Organetix, Inc.

Date: August 22, 2006

/s/ Brad Clarke
--------------------------
Mr. Brad Clarke,
President